Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of July 28, 2025, by and between Roivant Sciences, Inc., a Delaware corporation (the “Company”), and Eric Venker, an individual (“Executive”) (hereinafter collectively referred to as the “Parties”). Reference is made to that certain Employment Agreement entered into by and between Executive and IMVT Corporation (“IMVT”), an affiliate of the Company, dated as of July 28, 2025 (as amended from time to time, the “IMVT Employment Agreement”).

RECITALS

WHEREAS, the Company and Executive are party to that certain Executive Employment Agreement, dated as of May 14, 2021 (the “Existing Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, effective as of April 21, 2025 (the “Effective Date”), Executive commenced employment with IMVT as the Chief Executive Officer of IMVT;

WHEREAS, in addition to serving as the Chief Executive Officer of IMVT, the Company desires to continue the employment of Executive on the terms and conditions set forth herein, and Executive desires to accept the terms and conditions of continued employment with the Company on the terms and conditions set forth herein; and

WHEREAS, as of the date hereof, this Agreement shall supersede and replace the Existing Agreement in its entirety, and the Existing Agreement shall be of no further force or effect.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1.          Employment Period; “At-Will” Employment.

(a)          The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated in accordance with Section 4 (the “Employment Period”). For the avoidance of doubt, the execution of this Agreement and replacement of the Existing Agreement shall in no event be deemed to result in an interruption in Executive’s continuous service to the Company for the purposes of any equity incentive awards previously granted to Executive or for any other reason.

(b)          Executive’s employment with the Company hereunder is “at-will,” such that each of Executive and the Company has the right to terminate Executive’s employment hereunder at any time and for any reason, with or without advance notice, subject to Section 4 hereof.

2.          Position and Duties; Location.

(a)          During the Employment Period, Executive shall be employed as the Company’s President and Immunovant CEO (the “Role”). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall have such duties and responsibilities as are commensurate with Executive’s position, as may be assigned to Executive from time to time by the Chief Executive Officer of the Company. It is understood and agreed that Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Roivant Sciences Ltd. (“Parent”), IMVT and certain Private UK Vants (as defined below); provided that Executive agrees that Executive will not provide any services from within the United States for Parent, the Private UK Vants or any other affiliate of Parent that is organized in a jurisdiction outside the United States.

Executive will not become an employee of Parent, and Executive’s activities in respect of services to Parent shall be strictly ministerial and shall not involve conducting any of Parent’s business activities from within the United States, including day-to-day management or other operational activities of Parent.

(b)          The Company acknowledges that, as of the Effective Date, Executive is co-employed by the Company and IMVT (with respect to IMVT, pursuant to the terms of the IMVT Employment Agreement). During the Employment Period, Executive shall not engage in any other business, profession or occupation, whether paid or unpaid, that would conflict with the performance of Executive’s services hereunder and under the IMVT Employment Agreement, either directly or indirectly. During the Employment Period, Executive shall not be permitted to serve on the board of directors of any entity or organization without the prior written consent of the General Counsel of the Company (or their designee) (except with respect to the Company and its affiliates); provided that Executive may serve on the board of directors of charitable organizations without such prior written consent so long as such board service does not conflict or interfere with the performance of the Role. Notwithstanding anything to the contrary herein, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct or indirect subsidiaries and affiliates (together with Parent, collectively, the “Company Group”).

(c)          During the Employment Period, Executive’s principal place of employment shall be the Company’s offices located in New York, New York; provided that Executive acknowledges that Executive’s duties and responsibilities shall require Executive to periodically travel on business to the extent necessary to fully perform Executive’s duties and responsibilities hereunder.

(d)          Executive shall be subject to and shall abide by each of the Company Group’s personnel policies applicable to Executive, including but not limited to any code of conduct, any insider trading policy, any policy restricting pledging and hedging investments in equity securities of any member of the Company Group, any share ownership policy or commitment and any policy regarding the recoupment of compensation that the Company Group may adopt from time to time or that may otherwise be required under any applicable law or applicable listing rules. This Section 2(d) shall survive the termination of the Employment Period.

3.          Compensation and Benefits. The following sets forth the terms of the compensation and benefits to be provided to Executive during the Employment Period in respect of Executive’s services under this Agreement.

(a)          During the Employment Period, Executive shall receive an annual base salary of $75,000 (as adjusted from time to time, “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as in effect from time to time commencing on the first of the month following the execution of this Agreement. During the Employment Period, the Base Salary will be reviewed annually by, and is subject to adjustment at the discretion of, the compensation committee of the Board of Directors of Parent (the “Committee”); provided that (i) the Base Salary shall be reduced by the aggregate annual amounts payable to Executive pursuant to Section 3(h) and (ii) in the event that Executive’s employment with IMVT terminates other than for Cause and Executive continues to be employed by the Company in the Role (or a substantially similar role) on a full-time basis thereafter (without interruption), the Base Salary shall be increased to Executive’s base salary payable by the Company as in effect immediately prior to the Effective Date (as may be adjusted by the Committee in good faith at such time and from time to time). For the avoidance of doubt, in no event shall the annual amounts payable to Executive under this Section 3(a) and Section 3(h) exceed Executive’s Base Salary then in effect for the applicable fiscal year, subject to the adjustment at the discretion of the Committee.

(b)          For any fiscal year of the Company during the Employment Period (or any applicable portion thereof) in which Executive served in the Role and was not co-employed by IMVT, Executive shall be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”). For any such fiscal year, Executive’s target Annual Bonus shall be equal to 75% of Executive’s Base Salary in effect for the applicable fiscal year (without giving effect to any reductions in such Base Salary for Vant Board Fees). The actual amount of the Annual Bonus for any fiscal year, if any, shall be subject to an assessment, in the sole discretion of the Committee, of Executive’s performance as well as business conditions at the Company, and shall be pro-rated for the number of days Executive served in the Role without co-employment by IMVT. By way of example and without limiting the foregoing, for the fiscal year ended March 31, 2026, during which Executive served in the Role and was not co-employed by IMVT for the period from and including April 1, 2025 to but not including April 21, 2025 (the “Stub Period”), Executive would be eligible to receive an Annual Bonus covering the Stub Period based on actual achievement of the performance goals for the full fiscal year, and prorated based on the number of days served in the Role during the Stub Period. For any fiscal year of the Company in which Executive was co-employed by IMVT for the entirety of such fiscal year and was eligible to receive an annual cash bonus from IMVT, Executive shall not be eligible to earn an annual discretionary cash bonus from the Company in respect of such fiscal year. Executive’s Annual Bonus (if any) for any fiscal year shall be paid no later than thirty (30) days following the end of the Company’s fiscal year. In order to receive an Annual Bonus for any fiscal year, Executive must remain employed by the Company through the applicable payment date of such Annual Bonus.

(c)          Subject to the terms of the Roivant Sciences Ltd. 2021 Equity Incentive Plan (as amended or restated from time to time and including any successor plan thereto, the “Parent Equity Plan”) and approval of the grant by the Committee as soon as reasonably practicable following the date hereof, Executive will be granted an award of restricted stock units with an aggregate grant date fair value equal to approximately $2,250,000 (the “Parent RSU Award”) pursuant to the Parent Equity Plan, with the number of Parent common shares subject to the Parent RSU Award determined based on the 30-day trailing average price of Parent’s common shares on the Nasdaq Global Select Market as of the grant date and rounding down to the nearest whole share. The Parent RSU Award will vest over a period of four years, with twenty-five percent (25%) of the Parent RSU Award vesting on May 20, 2026 (the “First Vesting Date”) and the balance of the Parent RSU Award vesting in a series of twelve (12) successive equal quarterly installments following the First Vesting Date, provided Executive is employed by the Company or IMVT on each such vesting date and subject to the terms of the Parent Equity Plan and the applicable award agreement thereunder. In all cases, the Parent RSU Award will be subject to the terms and conditions contained in the Parent Equity Plan and the applicable award agreement between Executive and Parent, which shall control in the event of any conflict herewith.

(d)          During the Employment Period, Executive may be eligible to receive discretionary periodic or annual equity incentive grants under the Parent Equity Plan, based upon Executive’s performance as well as business conditions at the Company, as determined in the sole discretion of the Committee.

(e)          During the Employment Period, Executive shall be entitled to participate in the employee benefit plans and programs (including any medical, dental, vision, life and disability insurance benefit plans and 401(k) plan) made available by the Company to similarly situated full-time employees of the Company from time to time, subject to and in accordance with the terms of such plans or programs (including with respect to eligibility requirements and enrollment criteria) in effect from time to time, it being understood that Executive shall be eligible to participate in the benefits and insurance plans and other arrangements at either (but not both) of IMVT and the Company. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels from time to time at its discretion.

(f)          During the Employment Period, Executive shall be entitled to vacation and sick leave in accordance with, and subject to the terms of, the Company’s vacation and sick leave policies and programs, as may be amended from time to time. For the avoidance of doubt, any vacation or sick leave taken with respect to Executive’s role with IMVT shall count as vacation and sick leave under the terms of the Company’s vacation and sick leave policies and programs.

(g)          The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in the fulfillment of the Role; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time. Any such reimbursement of expenses shall be made by the Company as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred).

(h)          During the Employment Period, Executive shall be entitled to receive a cash payment of $3,125 per fiscal quarter in the form of board fees (or such other amount as may be determined by Parent) in respect of each UK private company affiliate of Parent (each, a “Private UK Vant”) for which Executive serves as a member of the board of directors (such fees payable from all Private UK Vants, in the aggregate, the “Vant Board Fees”). The Company shall use reasonable best efforts to cause the applicable Private UK Vant to pay the applicable Vant Board Fees to Executive in quarterly installments in arrears while Executive is serving on such Private UK Vant’s board of directors (subject to Section 4(b)).

4.          Termination of Employment.

(a)          The Employment Period and Executive’s employment under this Agreement shall be terminated in accordance with this Section 4: (i) immediately upon Executive’s death or Disability (as defined below); (ii) by the Company at any time for Cause (as defined below) or, upon at least thirty (30) days’ prior written notice, without Cause; (iii) voluntarily by Executive without Good Reason (as defined below) upon at least ninety (90) days’ prior written notice (provided that, at any time after Executive has provided such written notice to the Company, the Company may, in its sole discretion, elect to terminate Executive’s employment hereunder at any time prior to the end of such 90-day period, in which case, and notwithstanding anything to the contrary in this Agreement or otherwise, Executive shall thereupon only be entitled to receive the Accrued Obligations (as defined below) and such termination of employment will not constitute a termination of employment without Cause or otherwise entitle Executive to any Severance Benefits (as defined below)); or (iv) by Executive for Good Reason. The effective date of the termination of Executive’s employment hereunder is referred to herein as the “Termination Date.” Notwithstanding anything to the contrary herein, in the event Executive’s employment with IMVT is terminated by IMVT for Cause (as defined under the IMVT Employment Agreement), such termination of employment with IMVT shall constitute Cause for purposes of this Agreement and the Company shall thereupon have the right to terminate Executive’s employment with the Company hereunder for Cause.

(b)          In the event of a termination of Executive’s employment for any reason, Executive (or Executive’s beneficiaries, as the case may be) shall be entitled to receive (i) Executive’s accrued but unpaid then-current Base Salary through the Termination Date, (ii) reimbursement for any unreimbursed business expenses that are reimbursable in accordance with Section 3(g), subject to the Company’s requirements with respect to reporting and documentation of such expenses, (iii) any unpaid Vant Board Fees for the applicable fiscal quarter during which the Termination Date occurs (prorated for the number of days during such fiscal quarter elapsed prior to the Termination Date) and (iv) any other vested amount or benefit, if any, that is expressly provided for pursuant to the terms of any employee benefit plan or program in which Executive participates (the amounts described in clauses (i) through (iv), collectively, the “Accrued Obligations”).

(c)          In addition to the Accrued Obligations, subject to the terms of Section 4(d), in the event (1) the Company terminates Executive’s employment without Cause (other than due to death or Disability) or (2) Executive resigns for Good Reason, Executive shall be entitled to receive (A) continued payment of Executive’s then-current Base Salary (without giving effect to any reductions in such Base Salary for Vant Board Fees) for a period of twelve (12) months following the Termination Date, payable in accordance with the Company’s customary payroll practices; (B) an amount equal to Executive’s target Annual Bonus, if any, payable in equal monthly installments over the twelve (12) month period following the Termination Date in accordance with the Company’s customary payroll practices; and (C) to the extent that Executive is already enrolled in the Company’s group health and dental plans as of immediately prior to the Termination Date, monthly subsidy of the COBRA premiums for continued group health and dental plan coverage in which Executive is enrolled as of immediately prior to the Termination Date, less active employee rates (which will be payable by Executive), for a period of twelve (12) months following the Termination Date or, if earlier, until the date Executive becomes eligible to be covered under a subsequent employer’s group health insurance plan (the amounts described in clauses (A) through (C), collectively, the “Severance Benefits”); provided that, notwithstanding the foregoing, in the event that each of Executive and IMVT desires that Executive continue in his capacity as Chief Executive Officer of IMVT (or in another position with IMVT to be mutually agreed between Executive and IMVT) following Executive’s termination of employment from the Company pursuant to this Section 4(c), Executive shall not have any rights or entitlements to the Severance Benefits or any other severance or other payments under this Agreement, except for the Accrued Obligations, and Executive’s eligibility for any severance in connection with Executive’s subsequent termination of employment with IMVT shall be governed by the terms and conditions of the IMVT Employment Agreement. Executive agrees to provide the Company with written notice of Executive’s eligibility to be covered under a subsequent employer’s group health insurance plan no later than five (5) business days after Executive becomes eligible for such coverage. For the sake of clarity, the Severance Benefits will only be paid under this Agreement to the extent that Executive’s employment with the Company terminates in the circumstances described in this Section 4(c) and Executive does not continue employment with IMVT thereafter.

(d)          Notwithstanding anything to the contrary herein, the Severance Benefits shall be provided to Executive only if (A) Executive has executed and delivered to the Company a waiver and general release of claims, in a form to be provided promptly by the Company following the Termination Date (the “Release”), which such Release must be executed, delivered and be irrevocable within sixty (60) days after the Termination Date, (B) Executive has not revoked or breached the provisions of such Release and (C) Executive has not violated the terms of the NDIA (as defined below). Notwithstanding anything to the contrary herein, any payment of the Severance Benefits under Section 4(c)(A) or 4(c)(B) that is scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled payroll date following such period and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. If the period during which Executive may execute or revoke the Release spans two taxable years of Executive, the Severance Benefits shall in all events be paid to Executive in the second such taxable year, and any Severance Benefits that otherwise would have been payable during the first taxable year shall be paid in a lump sum in the first calendar month of the second taxable year.

(e)          Executive acknowledges and agrees that the Company has no obligation to pay Executive any severance, except as expressly provided herein or as may otherwise be approved by the Company, and only to the extent Executive complies with the express contractual conditions hereof.

(f)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Cause” shall mean Executive’s: (A) conviction of, or plea of guilty or no contest to, any (x) felony or (y) any other crime involving moral turpitude or dishonesty; (B) participation in fraud, embezzlement, misappropriation or theft against any member of the Company Group; (C) material breach of this Agreement or any other agreement between Executive and any member of the Company Group that has not been cured (if curable) within thirty (30) days after receiving written notice of such breach; (D) engagement in any conduct or act of gross negligence that causes, or is reasonably likely to cause, material damage to any member of the Company Group monetarily or otherwise (including, with respect to the reputation, business or business relationships of any member of the Company Group); (E) material failure to comply with the code of conduct or other material policies of any member of the Company Group; (F) violation of any law, rule or regulation relating in any way to the business or activities of the Company Group, or any other law, rule or regulation that results in Executive’s arrest, censure or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities; or (G) willful failure to substantially perform the Role (other than as a result of Disability) that has not been cured (if curable) within thirty (30) days after receiving written notice from the Company.

(ii)         “Disability” shall have the meaning assigned to such term in the Parent Equity Plan.

(iii)        “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) a material reduction in Executive’s Base Salary (provided, however, that if such reduction occurs in connection with a Company-wide decrease in the compensation of similarly situated employees of the Company, such reduction shall not constitute Good Reason if it is a reduction of a proportionally like percentage affecting all such similarly situated employees not to exceed ten percent (10%)); (B) a material reduction of Executive’s authority, duties or responsibilities, as compared to Executive’s authority, duties or responsibilities immediately prior to such reduction; or (C) a relocation of Executive to a primary office location more than twenty five (25) miles from Executive’s primary company office location as of the Effective Date (provided that Executive being permitted to work remotely shall not constitute Good Reason); provided that, in each case Executive (1) gives the Company written notice of Executive’s intent to terminate employment for Good Reason within thirty (30) days following the first occurrence of the conditions that Executive believes constitute Good Reason, (2) the Company fails to remedy such conditions within thirty (30) days following receipt of the written notice from Executive and (3) Executive voluntarily terminates employment within thirty (30) days following the expiration of such cure period.

5.          Nondisclosure and Restrictive Covenants. Executive agrees to be bound by the terms and conditions of the Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (the “NDIA”) between the Company and Executive, a copy of which is attached as Exhibit A hereto. The terms of the NDIA are incorporated herein by reference and deemed to be a part of this Agreement. This Section 5 (and the NDIA) shall survive the termination of the Employment Period.

6.          Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). The Company will reimburse Executive for any reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 6 for which Executive has obtained prior written approval from the Company. This Section 6 shall survive the termination of the Employment Period.

7.          Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution and delivery of this Agreement and the performance by Executive of the Role shall not constitute a breach of, or otherwise contravene, the terms of any employment, restrictive covenant or other agreement or policy to which Executive is a party or otherwise bound, (ii) Executive is not subject to any obligation or restriction that would affect Executive’s ability to devote Executive’s full time and attention to the Role and (iii) Executive has not been debarred, or received notice of any action or threat with respect to debarment, under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the U.S. or in any other country where the Company intends to develop its activities.

8.          Assignment; Binding Effect. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by Executive. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company, except as incident to a reorganization, merger, amalgamation or consolidation, or transfer of all or substantially all of the Company’s assets, or to an affiliate of the Company. This Agreement shall be binding upon, and inure to the benefit of, the Parties, any successors to or assigns of the Company and Executive’s heirs and the personal representatives of Executive’s estate.

9.          Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both Parties. The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

10.        Survival. To the extent contemplated by this Agreement, the respective rights and obligations of the Parties shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11.        Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each Party to each other Party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

12.        Withholding. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

13.        Section 409A and Section 457A(a). It is intended that the provisions of this Agreement comply with or are exempt from Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and other interpretive guidance issued thereunder, “Section 409A” and “Section 457A”, respectively), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or Section 457A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder is exempt from Section 409A; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit. To the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service (as determined by the Company), no amounts payable under this Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable on account of Executive’s separation from service shall be paid to Executive until the expiration of the six (6)-month period measured from the date of such separation from service (or, if earlier, the date of Executive’s death following such separation from service). Upon the first business day following the expiration of such delay period, all such amounts deferred pursuant to the preceding sentence will be paid to Executive (without interest).

14.        Section 280G. If Executive would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of Executive’s payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if Executive would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A and shall occur in the manner that results in the greatest economic benefit to Executive as determined by the Company’s independent accountants. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company’s independent accountants and shall be final and binding on the parties.

15.        Governing Law. This Agreement (together with any and all modifications, extensions and amendments) shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof.

16.        Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.        Arbitration. If any legally actionable dispute arises under this Agreement, the IMVT Employment Agreement or otherwise which cannot be resolved by mutual discussion between the Parties, then the Company and Executive each agrees to resolve that dispute by binding arbitration pursuant to the terms and conditions of the Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”) previously entered into between the Company and Executive, a copy of which is attached as Exhibit B hereto. The terms of the Arbitration Agreement are incorporated herein by reference and deemed to be a part of this Agreement. This Section 17 (and the Arbitration Agreement) shall survive the termination of the Employment Period.

18.        Waiver of Jury Trial. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

19.        Entire Agreement. This Agreement, along with the NDIA, the IMVT Employment Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof, including without limitation, the Existing Agreement, but excluding the Arbitration Agreement.

20.        Captions and Headings. The descriptive captions and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

21.        Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or .pdf will be deemed the equivalent of originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, to be effective as of the date first written above.

ROIVANT SCIENCES, INC.

By:	/s/ Matthew Gline
Name: Matthew Gline
Title: CEO

EXECUTIVE

By:	/s/ Eric Venker
Name: Eric Venker
Title: President and Immunovant CEO

[Signature Page to Amended and Restated Employment Agreement]

Exhibit A

Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement

[Attached]

A-1

Exhibit B

Mutual Agreement to Arbitrate Claims

[Attached]

B-1